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                                                             EXHIBIT (h)(34)(b)

                              AMENDMENT NO. 2 TO
                         INFORMATION SHARING AGREEMENT

       This Amendment No. 2 to the Information Sharing Agreement ("Agreement") dated April 16, 2007 between American General Life Insurance Company ("Intermediary") (successor by merger to SunAmerica Annuity and Life Assurance Company ("SAAL") and formerly known as AIG SunAmerica Life Assurance Company and as Anchor National Life Insurance Company), American Funds Services Company (the "Fund Agent") on behalf of each fund in the American Funds Insurance Series is effective as of April 30, 2013. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

          WHEREAS, the parties wish to amend certain provisions of the Agreement in order to add Intermediary's variable life insurance products to the Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

    1. Any and all references in the Agreement to the Contracts as defined therein shall be deemed to refer to variable universal life insurance policies and variable annuity contracts.

    2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

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       IN WITNESS WHEREOF, the parties have hereunto affixed their respective authorized signatures, intending that this Amendment No. 2 be effective as indicated hereinabove.

AMERICAN GENERAL LIFE INSURANCE
COMPANY
(on behalf of itself and its
Accounts)

By:     /s/ David S. Jorgensen
        --------------------------
Name:   David S. Jorgensen
Title:  Vice President

AMERICAN FUND SERVICES COMPANY
(on behalf of itself and the
Funds)

By:     /s/ Angela M. Mitchell
        --------------------------
Name:   Angela M. Mitchell
Title:  Secretary